UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2007

American Achievement Group Holding Corp.
AAC Group Holding Corp.
American Achievement Corporation
(Exact name of registrants as specified in their charters)

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)
Delaware	333-137067	20-4833998
Delaware	333-121479	20-1854833
Delaware	333-84294	13-4126506

7211 Circle S Road
Austin, Texas 78745
(Address of Principal Executive Offices, Zip Code)

Registrants’ telephone number, including area code (512) 444-0571

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240-14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 2.05 Costs Associated with Exit or Disposal Activities.

SIGNATURES

Item 2.05 Costs Associated with Exit or Disposal Activities.

The Boards of Directors of American Achievement Group Holding Corp. (“Parent Holdings”), AAC Group Holding Corp. (“Intermediate Holdings”) and American Achievement Corporation (“AAC” and, together with Parent Holdings and Intermediate Holdings, the “Registrants”) announce that the Registrants will begin shutting down the academic achievement publication business currently conducted through their subsidiary Educational Communications, Inc. (“ECI”). The Registrants anticipate that all activities in connection with the proposed shutdown will be complete on or about November 30, 2007.  Total cash costs expected to be incurred in connection with the shutdown are estimated to be approximately $0.5 million to $1.0 million pre-tax.  These costs primarily include contract termination costs, committed scholarships and employee severance costs.  In addition, the Registrants are expected to take a non-cash charge, primarily related to the write–off of intangible assets, in connection with the shutdown of approximately $30.0 million pre-tax

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 1, 2007	By:	/s/ DONALD PERCENTI
Donald Percenti
Chief Executive Officer